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                                                                   Exhibit 23(a)


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) for the registration of $500,000,000 of AMR Corporation debt securities, which Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-46325 and Post-Effective Amendment No. 1 to Registration Statement No. 33-52121, and related Prospectuses of AMR Corporation and to the incorporation by reference therein of our reports dated January 19, 1998, except for Note 8, as to which the date is June 9, 1998, with respect to the consolidated financial statements and schedule of AMR Corporation included in its Annual Report (Form 10-K/A No.
1) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                       ERNST & YOUNG LLP

Dallas, Texas

November 20, 1998